As filed with the Securities and Exchange Commission on April 28, 2017.

Registration No. 333-216912

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A.S.V., LLC

(to be converted into ASV Holdings, Inc.)

(Exact name of registrant as specified in its charter)

Minnesota	3531	47-2631135
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

840 Lily Lane

Grand Rapids, Minnesota 55744

Tel: (218) 327-3434

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Rooke

Chief Executive Officer

A.S.V., LLC

840 Lily Lane

Grand Rapids, Minnesota 55744

Tel: (218) 327-3434

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Todd M. Kaye Taavi Annus Bryan Cave LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, Missouri 63102 (314) 259-2000	Christopher J. Barry David F. Marx Dorsey & Whitney LLP Columbia Center 701 Fifth Avenue Suite 6100 Seattle, Washington 98104 (206) 903-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE (2)
Common Stock, $0.001 par value per share	$43,700,000	$5,064.83

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and includes the offering price of shares of common stock that the underwriters have an option to purchase to cover over-allotments, if any.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

A.S.V., LLC, the registrant whose name appears on the cover page of this registration statement, is a Minnesota limited liability company. Prior to the sale of any shares of common stock subject to this registration statement, A.S.V., LLC will convert into a Delaware corporation and change its name from A.S.V., LLC to ASV Holdings, Inc. Shares of common stock of ASV Holdings, Inc. are being offered by the prospectus that forms a part of this registration statement.

This Amendment No. 3 to Form S-1 Registration Statement (Registration No. 333-216912) of A.S.V., LLC is being filed solely for the purpose of filing revised Exhibits 10.21, 10.22, 10.23 and 10.24 to the Registration Statement. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Part II of the Registration Statement, except for Item 16.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates, except the SEC registration fee, the FINRA filing fee and Nasdaq listing fee.

AMOUNT
SEC registration fee	$5,065
FINRA filing fee	7,055
Nasdaq listing fee	50,000
Accountants’ fees and expenses	70,000
Legal fees and expenses	750,000
Transfer Agent’s fees and expenses	3,500
Printing and engraving expenses	83,000
Miscellaneous	31,380
Total	$1,000,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;

•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our Certificate of Incorporation and our Bylaws will provide for the limitation of liability and indemnification of our directors and officers to the fullest extent permitted under the DGCL.

We also expect to enter into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These indemnification agreements will provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the Company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also expect to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

We have entered into an underwriting agreement, which provides for indemnification by the underwriters of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

We have not issued any securities, registered or otherwise, within the past three years, except for the limited liability company interests issued upon the conversion of A.S.V., Inc. to A.S.V., LLC in December 2014 to Terex and Manitex. Prior to the completion of this offering, we expect to issue Terex and Manitex shares of our common stock for their limited liability company interests in accordance with the plan of conversion for the LLC Conversion. The issuance of such limited liability company interests was, and the issuance of such common stock will be, exempt from the registration requirements under the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering and pursuant to Section 3(a)(9) thereof as a transaction with respect to a security exchanged by an issuer with its existing security holders.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	The registrant will provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, in the State of Minnesota, on this 28th day of April, 2017.

A.S.V., LLC

By:	/s/ Andrew M. Rooke
Andrew M. Rooke
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew M. Rooke Andrew M. Rooke	Chief Executive Officer, Director (Principal Executive Officer)	April 28, 2017

/s/ Melissa How Melissa How	Finance Director (Principal Financial and Accounting Officer)	April 28, 2017

* Brian J. Henry	Director	April 28, 2017

* Michael A. Lisi	Director	April 28, 2017

* Joseph M. Nowicki	Director	April 28, 2017

* David Rooney	Director	April 28, 2017

*By:	/s/ Andrew M. Rooke
	Name:	Andrew M. Rooke Attorney-in-Fact

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

1.1*	Form of Underwriting Agreement

2.1*	Form of Plan of Conversion

3.1*	Certificate of Incorporation of the company, to be in effect immediately prior to the completion of this offering

3.2*	Bylaws of the company, to be in effect immediately prior to the completion of this offering

5.1*	Opinion of Bryan Cave LLP

10.1*+	Form of ASV 2017 Equity Incentive Plan

10.2*+	Form of Restricted Stock Unit Agreement under ASV 2017 Equity Incentive Plan

10.3*+	Employment Agreement, dated January 9, 2017, by and between the Company and Andrew Rooke

10.4*+	Letter Agreement, dated January 18, 2017, among the Company, Manitex International, Inc., Terex Corporation and Andrew Rooke

10.5*+	Employment Agreement, dated November 29, 2016, by and between the Company and James J. DiBiagio

10.6*+	Letter Agreement, dated November 29, 2016, by and between the Company and James J. DiBiagio

10.7*+	Employment Agreement, dated November 29, 2016, by and between the Company and Melissa How

10.8*+	Letter Agreement, dated November 29, 2016, by and between the Company and Melissa How

10.9*	Lease Agreement, dated December 19, 2014, by and between the Company and Terex USA, LLC

10.10*	Agreement Regarding the Winddown and Termination of the Distribution and Cross Marketing Agreement and Services Agreement, by and among the Company, Terex Corporation and Manitex International, Inc.

10.11*	Form of Employee Matters Agreement, by and between the Company and Manitex International, Inc.

10.12*	Form of Separation Agreement, by and among the Company, Terex Corporation and Manitex International, Inc.

10.13*	Subsidy Agreement, dated March 12, 2015, by and between the Company and Terex Financial Services, Inc.

10.14*	Form of Registration Rights Agreement by and among the Company, Terex Corporation and Manitex International, Inc.

10.15*	Credit Agreement, dated December 19, 2014, by and among the Company, Loegering Mfg. Inc., Garrison Capital Inc., Garrison Loan Holdings LLC, Garrison Funding 2013-2 Ltd., Garrison Funding 2015-2 LP, CM Finance SPV Ltd., and Garrison Loan Agency Services LLC

10.16*	First Amendment, dated March 15, 2016, to Credit Agreement, dated December 19, 2014, by and among the Company, Manitex International, Inc., ASV Holding, LLC, Garrison Funding 2013-2 Ltd., Garrison Middle Market II LP, GMMF Loan Holdings LLC, CM Finance SPV Ltd., and Garrison Loan Agency Services LLC

10.17*	Credit Agreement, dated December 19, 2014, by and among the Company, Loegering Mfg. Inc., and JPMorgan Chase Bank, N.A.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.18*	Amendment No. 1 to Credit Agreement, dated October 6, 2015, by and among the Company, Manitex International, Inc., ASV Holding, LLC, and JPMorgan Chase Bank, N.A.

10.19*	Amendment No. 2 to Credit Agreement, dated March 15, 2016, by and among the Company, Manitex International, Inc., ASV Holding, LLC, and JPMorgan Chase Bank, N.A.

10.20*	Revolving Credit, Term Loan and Security Agreement, dated December 23, 2016, by and among the Company and the lenders named therein.

10.21^	Letter Agreement, dated December 18, 2014, by and between the Company and Caterpillar Inc.

10.22	Distributorship Agreement (Construction-AUS), dated August 20, 2009, by and among the Company, Terex United Kingdom Limited, Terex GmbH, and CEG Distributions Pty Limited

10.23	Distribution and Cross Marketing Agreement, dated December 19, 2014, by and among Terex Corporation, Manitex International, Inc. and the Company (as successor-in-interest to A.S.V., Inc.)

10.24^	Services Agreement, dated December 19, 2014, by and between Terex Corporation and the Company (as successor-in-interest to A.S.V., Inc.)

10.25*	Form of Indemnification Agreement

10.26*	First Amendment to Revolving Credit, Term Loan and Security Agreement and Consent, dated April 25, 2017.

23.1*	Consent of UHY LLP

23.2*	Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

24.2*	Power of Attorney for Michael A. Lisi

*	Previously filed
+	Management contract or compensatory plan
^	Confidential treatment has been sought regarding the agreement.